Exhibit 99.1
NEWS RELEASE

Contacts:
Steve Cragle	Jeff Warren
Public Relations	Investor Relations
763-505-2345	763-505-2696
MEDTRONIC BOARD OF DIRECTORS ANNOUNCES APPOINTMENT OF
OMAR ISHRAK AS CHAIRMAN AND CEO
MINNEAPOLIS — May 11, 2011 — Medtronic Inc. (NYSE: MDT) announced today that its board of directors named Omar Ishrak as the company’s new chairman and chief executive officer, effective June 13, 2011.
Ishrak formerly served as president and CEO of GE Healthcare Systems, a $12 billion division of GE Healthcare supported by approximately 20,000 employees in 120 countries. Ishrak was also a senior vice president of GE Corporation and a member of the GE Corporate Executive Council.
“We are delighted to welcome Omar Ishrak as Medtronic’s chairman and CEO,” said Ken Powell, lead independent director of the Medtronic Board of Directors. “Omar is an enormously talented executive with a truly global perspective and a proven track record of driving innovation and growth in the medical technology industry. We are confident he has the leadership credentials and experience to move the company forward, advancing its position as the world leader in the development and application of medical technology to address the global challenges of chronic disease.”

“I am honored and excited to have the opportunity to lead Medtronic — a great company with a renowned, mission-based heritage of saving and improving lives,” said Ishrak. “I have admired Medtronic for many years and believe the company’s 60-year history of innovation, unparalleled global footprint and unmatched capabilities present enormous opportunities to improve the health of millions of people worldwide. I look forward to working with the Medtronic team to continue to advance the company as a global healthcare leader.”
Ishrak brings exceptional experience and a strong track record to Medtronic. During his 16-year tenure at GE Healthcare, he consistently drove top and bottom line growth in a number of leadership positions. He also helped to transform the way in which GE Healthcare innovates, manufactures and sells products, particularly in emerging markets. Under his guidance, the Clinical Systems Division almost doubled in revenues to approximately $5 billion from 2004 to 2009. In addition, he transformed GE Healthcare’s Ultrasound business, growing revenues from $400 million in 1998 to $1.8 billion in 2010.
Prior to joining GE Healthcare in 1995, Ishrak spent more than 13 years in senior technology development and business management roles at Philips Ultrasound, Diasonics Inc. and Elbit Ultrasound Group. He earned a Bachelor of Science degree and Ph.D. in electrical engineering from the University of London, King’s College. Ishrak is a member of the board at The Blood Center of Wisconsin and is on the Health Leadership Council of the Save the Children Foundation.
Ishrak succeeds William A. Hawkins, who in December 2010 announced his intention to retire from the company.

“The board would like to thank Bill for a decade of service and leadership during which the company launched several important new technologies, made major investments in quality and innovation, and successfully navigated through an increasingly challenging environment,” said Powell.
About Medtronic
Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology — alleviating pain, restoring health, and extending life for millions of people around the world.
Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.
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